Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2025, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of SEACOR Marine Holdings Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of SEACOR Marine Holdings Inc. on Forms S-8 (File No. 333-221680, File No. 333-239051 and File No. 333-265501) and Forms S-3 (File No. 333-225686, File No. 333-230667, File No. 333-238308, File No. 333-262447 and File No. 333-268175).

/s/ GRANT THORNTON LLP

Houston, Texas

February 26, 2025